                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]     Preliminary Proxy Statement           [ ]     Confidential, for Use of the Commission
                                                      Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[x]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

                       TOTAL-TEL USA COMMUNICATIONS, INC.
------------------------------------------------------------------------------

                   (Name of Person(s) Filing Proxy Statement)

                                  REVISION LLC
                                 WALT ANDERSON

Payment of Filing Fee (Check the appropriate box):

         [x]      No fee required.

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                  (1) and 0-11.

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                      applies:
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                      transaction computed pursuant to Exchange Act Rule
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                      is calculated and state how it was determined):
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         [ ]      Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0- ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

                  (1) Amount Previously Paid:
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                  -------------------------------------------------------------

                                                              November 19, 1998


                              AN IMPORTANT MESSAGE
                               FROM THE COMMITTEE
                           FOR REVISION OF TOTAL-TEL

Dear Fellow Shareholders:

As the largest shareholder of Total-Tel, we believe that Total-Tel has reached a critical point in its history. Your vote is going to help decide its future.

Total-Tel has once again proposed a slate of Directors whose telecommunications experience, with the exception of one Director, is limited to its prior Total-Tel background. We believe that Total-Tel, which has been run by members of the same family for the past forty years, now stands at a dangerous crossroads between growth and deterioration. While management has boasted to you of its accomplishments in the past, we believe that in recent years it has embarked on ill-conceived and misguided policies and programs which could place the future profitability of the company, and the future value of your investment, in jeopardy.

That is why we have undertaken the time consuming and expensive process of seeking to elect an alternate slate of four independent, experienced nominees to the Board. Our nominees collectively have over 45 years of telecommunications experience and have overseen the growth of companies such as MCI, Mid-Atlantic Telecom, Atlantic Telecom, Telco Communications Group, Inc., U.S. Sprint, Esprit Telecom and Long Distance Wholesale Club.

We will soon be sending you our proxy statement and blue proxy card. We urge you not to return management's white proxy card for the December 10 Annual Meeting until you have had a chance to review our materials. If you have already returned a card to Total-Tel, you will be given a chance to revoke your vote when you receive our proxy statement and blue card.

Our proxy material will outline many reasons for replacing the incumbent board. We urge you to take a minute to read the brief material below to get a preview of just a few of our concerns.

Poor Financial Performance

Total-Tel's financial performance has deteriorated over the last several years due to a confused business strategy. For the six months ended July 31, 1998, net income fell by 38% from the comparable period in 1997, from approximately $881,000 to $540,000. See Exhibit 1. Sales also declined in the three-month period ended July 1998 from the comparable period in 1997, as increased selling efforts to retail customers did not make up for a reduction in carrier sales.

Earnings have been stagnant over the longer term as well, with net income lower in fiscal year 1998 than fiscal year 1995. For fiscal 1998, Total-Tel's return on assets was less than 3%. See Exhibit 3. Total-Tel was able to increase total minutes of use (MOU) from 365.9 million in 1996 to 862.5 million in 1998 only through sacrificing margins and by expanding its service offerings to less profitable wholesale customers. See Exhibit 4. Total-Tel's operating margin fell 67% to $.002 per MOU in 1998 from $.006 per MOU in 1996.

Stagnant, Undervalued Stock Price

Total-Tel's stock price has been stagnant since 1996. See Exhibit 5. The only strength it has shown appears to be related to takeover speculation triggered by our sizable stock acquisitions rather than Total-Tel's underlying operating performance. In fact, before our first significant acquisitions of shares in November 1997, Total-Tel's stock price stood at approximately $11 per share, far below the $16.50 per share as of November 18, 1998 that the Committee believes reflects takeover speculation triggered by our acquisitions of Shares. Total-Tel still trails many of its peers in terms of valuation. In fact, Total-Tel is currently trading at an enterprise value to sales multiple that is 62% lower than the average of a peer group of 12 comparably sized companies that resell long-distance service to commercial customers. See Exhibit 6. Total-Tel is currently trading at 1.0 times sales, while the average peer company is trading at 2.6 times sales. See Exhibit 6. Moreover, 10 of the 12 companies in Total-Tel's peer group trade at higher enterprise value to sales multiples. Before we acted on the opportunity to acquire Total Tel's undervalued shares, Total-Tel's enterprise value to sales relative to its peers was even worse.

Failure to Pursue Opportunities to Maximize Shareholder Value

Total-Tel's Chief Executive Officer, Warren Feldman, has failed to share several merger and acquisition opportunities with the Board of Directors. Mr. Feldman testified under oath that in the past nine years, he has had many discussions with companies seeking to acquire or merge with Total-Tel. The Board of Directors minutes, which we have had an opportunity to review in the course of our pending litigation with the Company, barely reflect any discussions regarding overtures made to Total-Tel for potential merger or acquisition opportunities and do not reflect any Board votes regarding these issues. According to the testimony of Mr. Feldman and one other Director of the Company, potential partners or acquirors have included Cable and Wireless, Mid-Atlantic Telecom, LCI, USLD, ACC, Qwest, Fonorola, Telco Communications and RSL. We do not believe that any of these opportunities were given due consideration by the Board of Directors. In fact, Leon Genet, a director, has testified under oath that he was unaware of any such opportunity.

                    THE FUTURE OF TOTAL-TEL IS IN YOUR HANDS

We, and our nominees, beneficially own collectively approximately 30% of the outstanding shares of Total-Tel. See Annex 1. Clearly, we have a huge stake in Total-Tel's future. We hope you will agree with us that the best course of action to protect and enhance our mutual investment in the future is the election of a new slate of experienced independent nominees.

Thank you for your consideration.

                                            Sincerely,

                                            /s/ Walt Anderson
                                            -----------------------------------
                                            Walt Anderson, on Behalf of the
                                            Committee for Revision of Total-Tel

Exhibit 1
TOTAL-TEL USA COMMUNICATIONS, INC.
Inability to Achieve Bottom-Line Income Growth


                  [Bar graph showing the Company's net income for fiscal years 1995 through 1998 and the six month periods ended July 31, 1997 and July 31, 1998.]

Exhibit 2
TOTAL-TEL USA COMMUNICATIONS, INC.
Inability to Achieve Growth in Earnings Per Share


                  [Bar graph showing the Company's earnings per share for each quarter of fiscal 1998 and the first two quarters of fiscal 1999.]

Exhibit 3
TOTAL-TEL USA COMMUNICATIONS, INC.
Higher Expenditures and Lower Returns


                  [Bar graph showing the Company's net income/assets for fiscal years 1995 through 1998 and the six month periods ended July 31, 1997 and July 31, 1998.]

Exhibit 4
TOTAL-TEL USA COMMUNICATIONS, INC.
Deteriorating Sales Margins


                  [Bar graph showing the Company's net income/sales for fiscal years 1995 through 1998 and the six month periods ended July 31, 1997 and July 31, 1998.]

Exhibit 5
TOTAL-TEL USA COMMUNICATIONS, INC.
Weekly Closing Stock Price


                  [Graph of the Company's weekly closing stock price from September 5, 1996 to November 4, 1998.]

Exhibit 6
TOTAL-TEL USA COMMUNICATIONS, INC.
Enterprise Value to Sales Multiple

($ in thousands)

                                 (A)              (B)             (A)+(B)=(C)       (D)          (C)/(D)
                                                Net Debt          Enterprise
      Company                 Market Cap       & Pfd. (1)          Value (EV)     TTM Sales     EV / Sales
      -------                 ----------        --------           ----------                   ----------
Advanced Comm Group            $112,792          $21,756            $134,548      $113,825(2)      1.2x
CFW Comm Co.                    281,428              502             281,930        63,827         4.4x
CT Comm, Inc.                   304,570           18,098             322,668        84,589         3.8x
D&E Comm, Inc.                  107,967           11,666             119,633        50,121         2.4x
General Comm                    211,268          333,349             544,617       240,645         2.3x
IDT Corp.                       603,617         (56,672)             546,945       335,372         1.6x
Primus Telecomm                 325,709          182,028             507,737       373,671         1.4x
Telegroup, Inc                   76,486           80,496             156,982       370,207         0.4x
Telscape International           40,868            7,244              48,112       116,325         0.4x
US LEC Corp                     366,743         (38,017)             328,726        58,966         5.6x
USN Comm, Inc.                    8,807          137,838             146,645       117,532         1.2x
Viatel, Inc.                    370,736          155,958             526,694        89,007         5.9x

Average                         234,249           71,187             305,436       167,841         2.6x

Total-Tel USA Comm              126,605            (890)             125,715       126,240         1.0x

(1) Total debt and preferred stock net of cash and cash equivalents.
(2) Last nine months annualized.
TTM= Trailing-Twelve Months

                                    ANNEX 1

                  WALT ANDERSON. Walt Anderson is the sole manager (the "Manager") of Revision LLC ("Revision") and the holder of 100% of the voting membership interests in Revision. Revision is a newly formed Delaware limited liability company. Revision was organized to acquire, invest in, trade in, sell or otherwise dispose of the common stock, par value $.05 per share (the "Shares"), of the Company and to engage in any other lawful business activity related thereto. All powers of Revision are exercised exclusively by Mr. Anderson and the business and affairs of Revision are managed exclusively by Mr. Anderson. Revision and Mr. Anderson intend to vote their Shares for the election of the Revision Nominees.

                  Mr. Anderson's principal occupation is the management of a private investment fund. Mr. Anderson is also the Secretary of Gold & Appel, for which he is attorney-in-fact. From May 1984 to December 1993, Mr. Anderson served as President and Chairman of Mid-Atlantic Telecom (Telecom Services). From October 1992 to September 1998, Mr. Anderson served as Chairman of Esprit Telecom Group plc. (Telecom Services). From May 1996 to the Present, Mr. Anderson has served as Chairman of Teleport UK Ltd. (Satellite Communications). From July 1997 to the Present, Mr. Anderson has served as President and Chairman of Entree International Ltd. (Financial Consulting Services). Mr. Anderson is also a director of American Technology Labs (Network Equipment), Aquarius Holdings Ltd. (Water Transport Systems), Cis-Lunar Development (Diving Equipment), Rotary Rocket Corp. (Space Transportation Systems), Net-Tel Holdings (Telecom Services) and US WATS (Telecom Services).

                  JOSEPH L. STERN. From 1975 to the Present, Joseph L. Stern has served as the President of Stern Telecommunications Corp., an engineering, consulting and product development organization with broad expertise in telecommunications.

                  DENNIS J. SPINA. From February 1998 to the Present, Dennis J. Spina has served as Vice Chairman and President of Internet Services of RCN, a telecommunications company. From August 1996 to February 1998, Mr. Spina served as Chief Executive Officer of Erols Internet, Inc. (Internet Service Provider) (Erols was acquired by RCN). From January 1996 to July 1996, Mr. Spina was involved in Independent Consulting in the service and distribution industry. From November 1994 to December 1995, Mr. Spina served as President and Chief Executive Officer of International Service Systems (Janitorial and Energy Management). From August 1990 to October 1994, Mr. Spina served as President and Chief Executive Officer of Suburban Propane, Inc. (division of Hanson PLC). Mr. Spina was also hired in a turnaround capacity and served as President and Chief Executive Officer of Petrolane, Inc. (Propane Distribution) from August 1990 to July 1993. Petrolane was reorganized in a "prepackaged" proceeding in July 1993 under the U.S. Bankruptcy Code.

                  THOMAS J. CIRRITO. From August 1995 to the Present, Thomas J. Cirrito has served as a general partner of Atocha, L.P., a Texas limited partnership whose principal business is investment capital management for growth. From June 1998 to the Present, Mr. Cirrito has served as a Director of Net-Tel (Long Distance). From December 1997 to the Present, Mr. Cirrito has served as the Chairman of the Board of Digital Commerce (Electronic Commercial). From April 1996 to June 1997, Mr. Cirrito served as the President of Consumer Division, Telco (Long Distance). From June 1993 to April 1995, Mr. Cirrito served as the Chief Executive Officer of Long Distance Wholesale Club (Long Distance).

                  The following sets forth the name, business address, and the number of Shares of beneficially owned by Revision, Walt Anderson ("Anderson") and the Revision Nominees as of November 11, 1998:


                                                            Number of Shares
                                                             of Common Stock
                                                               Beneficially
     Name                      Business Address                    Owned                 Percent of Class
     ----                      ----------------                    -----                 ----------------
Revision LLC               1313 North Market Street             1,857,434(1)                   24.1%
                           Wilmington, Delaware 19801
Walt Anderson              3050 K Street, NW                    1,857,634(1)(2)                24.1%
                           Suite 250
                           Washington, DC 20007
Joseph L. Stern            c/o Stern                                  100                      (3)
                           Telecommunications Corp.
                           584 Broadway, Suite 706
                           New York, New York 10012-
                           3254
Dennis J. Spina            8 Stonehouse Road                            5                      (3)
                           Califon, New Jersey 07830
Thomas J. Cirrito          6429 Georgetown Pike                   504,694                       6.5%
                           McLean, Virginia  22101

------------------------------
(1) Revision and Anderson, collectively, beneficially own 1,857,634 Shares or 24.1% of the outstanding Shares. Anderson directly owns 200 Shares or less than
 .01% of the outstanding Shares. Revision directly owns 1,857,434 Shares or 24.1% of the outstanding Shares. As the Manager and holder of 100% of the voting membership interests in Revision, Anderson has the sole power to vote or direct the voting of the 1,857,434 Shares owned by Revision, and the power, in the name and on behalf of Revision, to dispose of such Shares. Accordingly, Anderson may be deemed to be the beneficial owner of the Revision Shares. As of the date of this Proxy Statement, Revision is enjoined from voting 477,694 Shares included in the foregoing. Accordingly, Revision and Anderson, collectively, will be able to vote 1,379,940 Shares (representing 17.9% of the outstanding Shares) at the Annual Meeting.

(2) Anderson is the President and a Director of the Foundation for International NonGovernmental Development of Space, a non-profit organization ("FINDS") which owns 94,930 Shares. Anderson does not have a controlling interest in FINDS and thus disclaims beneficial ownership of the Shares held by FINDS.

(3) Less than 1% of the outstanding Shares.

(4) Mr. Cirrito beneficially owns 504,694 Shares representing approximately 6.5% of the outstanding Shares. Of the 504,694 Shares beneficially owned by Mr. Cirrito, 20,000 Shares are owned directly by him and 484,694 Shares are beneficially owned by Atocha, L.P., a Texas limited partnership of which Mr. Cirrito is general partner.